Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF ALTA EQUIPMENT GROUP (THE “COMPANY” OR “ALTA”)

This discussion contains “forward-looking statements” reflecting Alta’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward- looking statements due to a number of factors. Factors that could cause or contribute to such differences include, but are not limited to, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Alta assumes no obligation to update any of these forward-looking statements.

Business Description

The Company owns and operates one of the largest integrated equipment dealership platforms in the U.S. Through our branch network, we sell, rent, and provide parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other industrial and construction equipment. We engage in five principal business activities in these equipment categories:

(i)     new equipment sales;

(ii)    used equipment sales;

(iii)   parts sales;

(iv)   repair and maintenance services; and

(v)    equipment rentals.

We have operated as an equipment dealership for 35 years and have developed a branch network that includes 31 total locations in Michigan, Illinois, Indiana, Massachusetts, Maine, Connecticut, New Hampshire, and Rhode Island. We offer our customers a one-stop-shop for most of their equipment needs by providing sales, parts, service, and rental functions under one roof.

Within its territories, we are the exclusive distributor of new equipment and replacement parts on behalf of our OEM partners. We and our regional subsidiaries enjoy long-standing relationships with the leading industrial and construction equipment OEMs, including Hyster-Yale, Volvo, and JCB, among more than 30 others. We are consistently recognized by OEMs as a top dealership partner, identified as a Top 4 Hyster-Yale dealer nationally and awarded Volvo Dealer of the Year in 2018.

Business Segments

We have two reportable segments: Industrial Equipment and Construction Equipment. Our segments are determined based on management structure, which is organized based on types of products sold and geographic areas, as described in the following paragraph. The operating results for each segment are reported separately to our Chief Executive Officer (our chief operating decision maker) to make decisions regarding the allocation of resources, to assess our operating performance and to make strategic decisions.

The Industrial Equipment segment is principally engaged in operations related to the sale, service, and rental of lift trucks in Michigan, Illinois, Indiana, as well as parts of the northeastern United States. The Industrial Equipment segment is made up of the legal entities Alta Industrial Equipment Michigan, LLC, Alta Industrial Equipment Company, LLC, and NITCO, LLC. The Construction Equipment segment is principally engaged in operations related to the sale, service, and rental of construction equipment in the states of Michigan and Illinois. The Construction Equipment segment is made up of the legal entities Alta Construction Equipment, LLC, Alta Construction Equipment Illinois, LLC, and Alta Heavy Equipment Services LLC.

Alta Enterprises, LLC is the holding company for the legal entities noted above that make up each segment. In addition to being the holding company, Alta Enterprises, LLC also holds corporate debt, stock warrants, and has minor activity all together.

Acquisitions

C&M Dahlen Inc.

We entered into an asset purchase agreement on April 13, 2018 to purchase the assets of C&M Dahlen, Inc., d/b/a Elite Heavy Equipment Service (“Elite”). Elite is a provider of field service, preventative maintenance, weld-bore repair, welding and fabrication, component rebuilding, and in- shop repairs in the Spring Grove, Illinois area. The acquisition took place to expand our construction segment in Illinois. Total consideration paid amounted to $4.6 million.

Northland Industrial Truck Co., Inc.

On May 1, 2019, we purchased the assets of Northland Industrial Truck Co., Inc. for a total purchase price of $65.6 million. In connection with the purchase, NITCO LLC was created. The acquisition expands our business into the New England market, adding full-service materials handling and allied sales operations in Massachusetts, Connecticut, New Hampshire and Maine.

Financial Statement Components

Our revenues and related costs are primarily derived from sale or rental of equipment and related activities, and consist of:

New Equipment Sales.    We sell new heavy construction and industrial equipment and are a leading regional distributor for over 30 nationally recognized equipment manufacturers, including Hyster, Yale, Volvo, and JCB. Our new equipment sales operation is a primary source of new customers for the rental, parts and services business. The majority of our new equipment sales is predicated on exclusive distribution agreements we have with best-in-class OEMs. The sale of new equipment to customers, while profitable, acts as a means of generating equipment field population and activity for our high-margin revenue streams, specifically service and parts.

Used Equipment Sales.    We sell used equipment which is either equipment that has been taken in on trade from a customer that is purchasing new equipment or equipment that has been designated for disposal and has been transferred to our used inventory from our rental fleet. Used equipment sales made in our territories, like new equipment sales, generate parts and services business for us, as well.

Parts Sales.    We sell replacement parts to customers and supplies parts to our own rental fleet. Our in-house parts inventory is extensive such that we are able to provide timely service support to our customers. The majority of our parts inventory is made up of OEM replacement parts for those OEM’s that we have exclusive dealership agreements to sell new equipment.

Service Support.    We provide maintenance and repair services for customer-owned equipment and to our own rental fleet. In addition to repair and maintenance on an as-needed or scheduled basis, we provide ongoing preventative maintenance services and warranty repairs for our customers. We have committed substantial resources to training our technical service employees and have a full-scale services infrastructure that we believe differentiates us from our competitors. Approximately half of our employees are skilled service technicians. Training, paid time off, and other non-billable costs of maintaining our expert technicians flow through this revenue stream in addition to the direct customer-billable labor.

Equipment Rentals.    We rent heavy construction, industrial, and compact equipment to our customers on a daily, weekly and monthly basis. Our rental fleet, which we believe to be well maintained, consists of approximately 5,500 pieces of equipment having an original acquisition cost (which we define as the cost originally paid to manufacturers) of approximately $272.6 million and an average age of approximately 40 months. The original acquisition cost of our rental fleet excludes the value of assets associated with the guaranteed purchase obligations disclosed in Note 14 to the Condensed Consolidated Financial Statements. In addition to being a core business, our rental business also creates cross-selling opportunities for us in sales and service support activities.

Rental Equipment Sales.    We additionally sell rental equipment from our rental fleet. Customers often have options to purchase equipment after or before rental agreements have matured. Rental equipment sales, like new and used equipment sales, generate customer-based equipment field population within our territories and ultimately high-margin parts and services revenue for us.

General and Administrative expenses.    These costs are made up of three main components: personnel costs, operational costs, and occupancy costs. Personnel costs are made up of hourly and salaried wages for administrative employees, including incentive compensation, and employee benefits, including medical benefits. Operational costs include marketing activities, costs associated with deploying and leasing our service vehicle fleet, information technology, general corporate costs, depreciation on non-sales related assets, and intangible amortization. Occupancy costs are made up of all expenses related to office and administrative working space, including rent, utilities, property taxes, and building insurance.

Other Income (Expense).    This section of the financials is mostly made up of interest expense and other miscellaneous items that result in income or expense. Interest expense is mostly driven by manufacturer floor plan arrangements, a working capital line-of-credit, and a second-lien senior unsecured loan. Manufacturer floor plans payable are financing arrangements for new, used inventory and rental equipment. See Note 10 — Lines of Credit and Floor Plans note within the Notes to Condensed Consolidated Financial Statements in the financial statements for the year ended December 31, 2019 for more information.

Results of Operations

Year ended December 31, 2019 compared with year ended December 31, 2018

Consolidated Results

	Percent of Revenue
	Years ended December 31,		Years ended December 31,		Increase (Decrease) 2019 versus 2018
	2019	2018	2019	2018
Revenues:
New and used equipment sales	$244.6	$181.7	43.9%	44.0%	$62.9	34.6%
Parts sales	82.7	61.3	14.8	14.8	21.4	34.9
Service revenue	92.7	61.6	16.6	14.9	31.1	50.5
Rental revenue	95.2	74.1	17.1	17.9	21.1	28.5
Rental equipment sales	42.2	34.3	7.6	8.3	7.9	23.0
Net revenue	$557.4	$413.0	100.0%	100.0%	$144.4	35.0%

Cost of revenues:
New and used equipment sales	215.4	158.1	38.6	38.3	57.3	36.2
Parts sales	54.1	40.6	9.7	9.8	13.5	33.3
Service revenue	34.6	24.2	6.2	5.9	10.4	43.0
Rental revenue	17.5	15.1	3.1	3.7	2.4	15.9
Rental depreciation and amortization	47.3	34.4	8.5	8.3	12.9	37.5
Rental equipment sales	36.4	30.5	6.5	7.4	5.9	19.3
Cost of revenue	$405.3	$302.9	72.7%	73.3%	$102.4	33.8%

Gross profit	$152.1	$110.1	27.3%	26.7%	$42.0	0.6%

General and administrative expenses	137.6	92.0	24.7	22.2	45.6	49.6
Non-operating depreciation and amortization	2.8	2.3	0.5	0.6	0.5	21.7
Total general and administrative expenses	$140.4	$94.3	25.2%	22.8%	$46.1	48.9%

Income from operations	$11.7	$15.8	2.1%	3.8%	$(4.1)	(25.9)%

Other income (expense)
Interest Expense, Floor plan payable – New Equipment	(2.9)	(1.9)	(0.5)	(0.5)	(1.0)	52.6
Interest Expense – Other	(17.6)	(13.2)	(3.2)	(3.2)	(4.4)	33.3
Other income	1.3	1.2	0.2	0.3	0.1	8.3
Change in fair market of warrants	(27.9)	(0.4)	(5.0)	(0.1)	(27.5)	6,875
Total other expense	$(47.1)	$(14.3)	(8.4)%	(3.5)%	$(32.8)	229.4%
Net income (loss)	$(35.4)	$1.5	(6.4)%	0.4%	$(36.9)	(2,460.0)%

Revenues:    Consolidated revenues increased by $144.4 million, or 35.0%, to $557.4 million for the period ended December 31, 2019 as compared to the same period last year. The largest drivers of this increase period over period were the acquisitions of NITCO in May 2019 and consolidated full period results from the acquisition of Elite in April 2018. All revenue streams increased as a result of these acquisitions. New and used equipment especially benefited from the NITCO acquisition, having added $47.7 million to new and used revenue as a result of the transaction. New and used equipment additionally benefited from increased sales volume in existing markets. Parts and service increases continued to be driven by an increased demand for maintenance on aging equipment previously sold to our customers. Service revenue increases were additionally driven by Elite’s strong service business. Both new and used equipment sales and rental revenue decreased as a percentage of revenue because of a shift in sales mix to parts and service sales. As a percentage of revenue, service revenues also increased relative to other revenue streams due to the aforementioned reasons.

Gross profit (GP):

	Years ended December 31,		GP% Change
	2019	2018
Consolidated:	GP%	GP%
New and used equipment sales	11.9%	13.0%	(1.1)%
Parts sales	34.6%	33.8%	0.8%
Service revenue	62.7%	60.7%	2.0%
Rental revenue	31.9%	33.2%	(1.3)%
Rental equipment sales	13.7%	11.1%	2.6%

Consolidated gross profit	27.3%	26.7%	0.6%

Consolidated gross profit increased by 0.6% from 26.7% in the period ended December 31, 2018 to 27.3% in the same period in 2019. Parts and service revenue streams benefited from follow-on demand resulting from increased growth in equipment sales from prior years accompanied with realizing cost efficiencies. New and used equipment margins fell slightly due to product mix, as our new equipment sales grew rapidly but have slightly lower margins than our used equipment sales. Rental equipment sales margins benefited from growing rental sales and stabilizing costs associated with Alta’s expansion in Illinois and economies of scale realized in existing markets within the Construction Equipment segment.

General and Administrative expenses:    Consolidated general and administrative (G&A) expenses increased by 48.9% to $140.4 million for the period ended December 31, 2019 as compared to the same period last year. This increase was primarily attributable to the NITCO acquisition and consolidated full period results of Elite in 2019 relative to 2018. Outside of acquisition activity, G&A expenses also increased to support enterprise-wide growth.

Other Income (expense):    Consolidated other expense increased by $32.8 million compared to the same period last year. This change was primarily due to the change in the fair market value of warrants by $27.9 million triggered by the B. Riley transaction and higher year over year interest expense. The increase in interest expense was due to increased floorplan interest rates, increased utilization, and greater borrowings associated with financing acquisition activity.

Industrial Equipment Results:

	Percent of Revenue
	Years ended December 31,		Years ended December 31,		Increase (Decrease) 2019 versus 2018
	2019	2018	2019	2018
Revenues:
New and used equipment sales	$151.1	$92.5	48.4%	45.7%	$58.6	63.4%
Parts sales	50.1	34.7	16.0	17.2	15.4	44.4
Service revenue	66.8	44.4	21.4	21.9	22.4	50.5
Rental revenue	38.3	29.8	12.3	14.7	8.5	28.5
Rental equipment sales	6.0	0.9	1.9	0.4	5.1	566.7
Net revenue	$312.3	$202.3	100.0%	100.0%	$110.0	54.4%

Cost of revenues:
New and used equipment sales	131.8	80.2	42.2	39.6	51.6	64.3
Parts sales	31.1	22.0	10.0	10.9	9.1	41.4
Service revenue	24.6	17.0	7.9	8.4	7.6	44.7
Rental revenue	6.1	6.6	2.0	3.3	(0.5)	(7.6)
Rental depreciation	14.8	9.5	4.7	4.7	5.3	55.8
Rental equipment sales	4.4	0.9	1.4	0.4	3.5	388.9
Cost of revenue	$212.8	$136.2	68.1%	67.3%	$76.6	56.2%

Gross profit	$99.5	$66.1	31.9%	32.7%	$33.4	(0.8)%
General and administrative expenses	81.5	52.2	26.1	25.8	29.3	56.2
Non-operating depreciation and amortization	2.2	1.8	0.7	0.9	0.4	22.2
Total general and administrative expenses	$83.7	$54.0	26.8%	26.7%	$29.7	55.1%
Income from operations	$15.8	$12.1	5.0%	6.0%	$3.7	30.3%

Other income (expense)
Interest Expense, Floor plan payable – New Equipment	(1.6)	(0.9)	(0.5)	(0.4)	(0.7)	77.8
Interest Expense – Other	(3.0)	(2.2)	(1.0)	(1.1)	(0.8)	36.4
Other income	0.4	0.5	0.1	0.2	(0.1)	(20.0)
Change in fair market of warrants	—	—	—	—	—	—
Total other expense	$(4.2)	$(2.6)	(1.3)%	(1.3)%	$(1.6)	61.5%
Net income	$11.6	$9.5	3.7%	4.7%	$2.1	21.7%

Revenues:    Industrial Equipment segment revenues increased by 54.4 % to $312.3 million for the period ended December 31, 2019 as compared to the same period last year. All revenue streams were increased primarily due to the acquisition of NITCO in May 2019. The NITCO acquisition had the largest effects on new and used equipment sales, having accounted for $47.7 million of the $58.6 million increase, and service revenue, having accounted for $19.1 million of the $22.4 million increase. The NITCO acquisition also effected the majority of the increase in parts, rental, and rental equipment sales, having accounted for at least 78% of the increase in each respective revenue stream. Service revenue additionally benefited from increased demand and higher billing rates. The high growth in new and used equipment sales due to the aforementioned reasons drove its percentage of revenue to increase higher than other revenue streams. The NITCO acquisition was the primary driver of the $5.1 million increase in rental equipment sales over the same period in 2018.

Gross profit (GP):

	Years ended December 31,		GP% Change
	2019	2018
Industrial Equipment:	GP%	GP%
New and used equipment sales	12.8%	13.3%	(0.5)%
Parts sales	37.9%	36.6%	1.3%
Service revenue	63.2%	61.7%	1.5%
Rental revenue	45.4%	46.0%	(0.5)%
Rental Equipment Sales	26.7%	0.0%	26.7%

Segment gross profit	31.9%	32.7%	(0.8)%

Industrial Equipment gross profit remained relatively stable, moving from 32.7% in the period ended December 31, 2018 to 31.9% in the same period in 2019. Every major revenue stream’s margin increased year-over-year except for new and used equipment and rental revenue. New and used equipment margins fell slightly due to product mix, as our new equipment sales grew rapidly but had slightly lower margins than our used equipment sales. Since new and used equipment is our largest revenue source, this caused the segment to show a slight softness in margin. Rental revenue margins remained relatively stable and were impacted primarily by depreciation of rental fleet, which is highly correlated to the relative age of the Industrial rental fleet. Parts and service revenue streams benefited from follow-on demand resulting from increased growth in equipment sales from prior years. The NITCO acquisition significantly improved the profitability of our Industrial segment, especially in the new and used equipment revenue stream.

General and administrative expenses:    Industrial Equipment general and administrative (G&A) expenses increased by 55.1% to $83.7 million for the year ended December 31, 2019 as compared to the same period last year. This increase was primarily due to the NITCO acquisition. Excluding NITCO, general and administrative costs grew in a similar manner to revenue growth, as G&A costs as a percentage of revenue remained stable at 26.8% and 26.7% for 2019 and 2018. NITCO’s G&A expense as a percentage of revenue was fairly consistent with the Industrial Equipment segment as a whole, with NITCO’s G&A expense being at 27.1% of NITCO revenue compared to the segment’s G&A expense being at 26.8% of the segment revenue.

Other Income (expense):    Industrial Equipment other expense increased to ($4.2) million for the period ended December 31, 2019 as compared to the same period last year. This was primarily due to interest expense increasing by ($1.5) million to ($4.6) million. The majority of this increase was the addition of debt related to the NITCO acquisition, as its assets were financed via our line of credit and floorplan financing facilities.

Construction Equipment Results

	Percent of Revenue
	Years ended December 31,		Years ended December 31,		Increase (Decrease) 2019 versus 2018
	2019	2018	2019	2018
Revenues:
New and used equipment sales	$93.5	$89.2	38.1%	42.3%	$4.3	4.8%
Parts sales	32.6	26.6	13.3	12.6	6.0	22.6
Service revenue	25.9	17.2	10.6	8.2	8.7	50.6
Rental revenue	56.9	44.3	23.2	21.0	12.6	28.4
Rental equipment sales	36.2	33.4	14.8	15.9	2.8	8.4
Net revenue	$245.1	$210.7	100.0%	100.0%	$34.4	16.3%
Cost of revenues:
New and used equipment sales	83.6	77.9	34.1	37.0	5.7	7.3
Parts sales	23.0	18.6	9.4	8.8	4.4	23.7
Service revenue	10.0	7.2	4.1	3.4	2.8	38.9
Rental revenue	11.4	8.5	4.7	4.0	2.9	34.1
Rental depreciation	32.5	24.9	13.3	11.8	7.6	30.5
Rental equipment sales	32.0	29.6	13.1	14.0	2.4	8.1
Cost of revenue	$192.5	$166.7	78.5%	79.1%	$25.8	15.5%
Gross profit	$52.6	$44.0	21.5%	20.9%	$8.6	0.6%
General and administrative expenses	51.2	39.5	20.9	18.8	11.7	29.5
Non-operating depreciation and amortization	0.6	0.5	0.2	0.2	0.1	20.0
Total general and administrative expenses	$51.8	$40.0	21.1%	19.0%	$11.8	29.4%
Income from operations	$0.8	$4.0	0.3%	1.9%	$(3.2)	(79.0)%
Other income (expense)
Interest Expense, Floor plan payable – New Equipment	(1.3)	(1.0)	(0.5)	(0.5)	(0.3)	30.0
Interest Expense – Other	(6.5)	(5.0)	(2.7)	(2.4)	(1.5)	30.0
Other income	0.9	0.7	0.4	0.3	0.2	28.6
Change in fair market of warrants	—	—	—	—	—	—
Total other expense	$(6.9)	$(5.3)	(2.8)%	(2.5)%	$(1.6)	30.2%
Net income (loss)	$(6.1)	$(1.3)	(2.5)%	(0.6)%	$(4.8)	366.2%

Revenues:    Construction Equipment segment revenues increased by 16.3% to $245.1 million for the period ended December 31, 2019 as compared to the same period last year. This increase was primarily attributable to having full period results of the Elite acquisition in April 2018, an increased market presence in Illinois, and an increased ability to provide equipment and services to union labor-based projects. Parts and service increases continued to be driven by an increased demand for maintenance on aging equipment previously sold to our customers. Parts and service revenues also continued to increase as a percentage of total revenue as a result of Elite’s service-centric business and as previously sold equipment is requiring service and parts. New and used equipment sales and rental revenue as a percentage of revenue declined as a result of the aforementioned increase in service and parts revenue related to the Elite acquisition and the segment’s continued organic growth in those departments as revenue mix continued to shift towards service and parts.

Gross profit (GP):

	Years ended December 31,		GP% Change
	2019	2018
Construction Equipment:	GP%	GP%
New and used equipment sales	10.6%	12.7%	(2.1)%
Parts sales	29.4%	30.1%	(0.6)%
Service revenue	61.4%	58.1%	3.3%
Rental revenue	22.8%	24.6%	(1.8)%
Rental equipment sales	11.6%	11.4%	0.2%

Segment gross profit	21.5%	20.9%	0.6%

Construction Equipment gross profit increased by 0.6% from 20.9% in the period ended December 31, 2018 to 21.5% in the same period in 2019. This increase was primarily attributable to the shift of sales mix to higher margin parts, service, and rental revenue streams and realizing operating efficiencies in new and existing markets. New and used equipment sales margins were down versus the same period last year as the segment realized lower margins on used equipment sales in the fourth quarter of 2019. Rental equipment sales margins remained relatively consistent period over period.

General and Administrative expenses:    Construction Equipment general and administrative (G&A) expenses increased by 29.4% to $51.8 million for the period ended December 31, 2019 as compared to the same period last year. The majority of this increase was attributable to consolidating the full period results of Elite, the increased market presence in Illinois, costs associated with service fleet vehicles to support increased technician headcount and higher employee benefit costs related to union labor as compared to partial period results in the prior period.

Other Income (expense):    Construction Equipment other expense increased to ($6.9) million for the period ended December 31, 2019 as compared to the same period last year. This was primarily due to interest expense increasing by 30.0% to ($7.8) million. The increase in interest expense was due to increased interest rates and utilization of our working capital line of credit and floor plan facilities to support the Elite acquisition and the segments continued organic growth and need for capital resources.

Liquidity and capital resources

Year ended December 31, 2019 compared with year ended December 31, 2018 Cash Flows

Cash Flow from Operating Activities.    Cash flows from operating activities include net income adjusted for non-cash items and the effects of changes in working capital. For the year ended December 31, 2019, operating activities resulted in net cash used in operations of $5.5 million. Our reported net loss of $35.4 million, when adjusted for non-cash income and expense items, such as depreciation and amortization, paid-in-kind interest, provision for losses on accounts receivable, and the change in the fair value of the warrants, provided positive cash flows of $52.6 million. These cash flows from operating activities were offset by cash outflows attributable to a $23.2 million increase in accounts receivable, a $35.8 million increase in inventories, and a $2.0 million increase in prepaid expenses and other assets. Cash flows from operating activities were positively impacted by a net $18.8 million increase in accounts payable, accrued expenses, customer deposits, and other current liabilities, and a $0.6 million increase in liabilities associated with sale contracts containing guaranteed purchase obligations and other liabilities. Additionally, net payments on manufacturer floor plans decreased cash flows by $16.5 million.

For the year ended December 31, 2018, the cash used in our operating activities was $3.6 million. Our reported net income of $1.5 million, when adjusted for non-cash income and expense items, such as depreciation and amortization, paid-in-kind interest, and provision for losses on accounts receivable, provided positive cash flows of $46.4 million. These cash flows from operating activities were offset by cash outflows attributable to a $14.0 million increase in accounts receivable and a $64.2 million increase in inventories and rental fleet, along with a $5.2 million decrease in accounts payable, accrued expenses, customer deposits, and other current liabilities, and a net $1.9 million decrease in liabilities associated with sale contracts containing guaranteed purchase obligations and other liabilities. Additionally, net proceeds from manufacturer floor plans increased cash flows by $33.9 million.

Cash Flow from Investing Activities.    For the year ended December 31, 2019, our cash used in investing activities was $87.8 million. The acquisition of NITCO totaled $65.6 million and purchases of rental and non-rental equipment totaled approximately $22.3 million.

For the year ended December 31, 2018, our cash used in investing activities was $39.4 million. The acquisition of C&M Dahlen, Inc., d/b/a Elite Heavy Equipment Service totaled $4.7 million and purchases of rental and non-rental equipment totaled $34.6 million.

Cash Flow from Financing Activities.    For the year ended December 31, 2019, cash provided by financing activities was $91.8 million. Net proceeds under our lines of credit and floor plans with an unaffiliated source (i.e. a non-vendor) for the year ended December 31, 2019 were $44.7 million and $40.1 million, respectively. Additionally, net proceeds under long-term debt amounted to $8.0 million, partially offset by payments on capital lease obligations of $0.9 million.

For the year ended December 31, 2018, cash provided by financing activities was $44.4 million. Net proceeds under our lines of credit and floor plans with an unaffiliated source (i.e. a non-vendor) for the year ended December 31, 2018 were $14.7 million and $18.4 million, respectively. Additionally, net proceeds under long-term debt amounted to $12.3 million partially offset by payments on capital lease obligations of $0.7 million.

Sources of Liquidity

In conjunction with the NITCO acquisition on May 1, 2019, we amended and restated the credit facility with our first lien lender by entering into the Fourth Amended and Restated First Lien Credit Agreement.

The Amended and Restated Credit Agreement, among other things, (i) increased the floor plan financing facility with the first lien lender from $50 million to $85 million, (ii) increased the total aggregate amount of indebtedness of all floor plans from $200 million to $220 million, (iii) increased the revolving line of credit borrowing capacity from $40 million to $110 million, (iv) modified the revolving line of credit applicable margin to be based off of average quarterly availability as opposed to the total leverage ratio at the end of each quarter, (v) provided for a term loan of $6.0 million, and (vi) modified financial covenants. Additionally, The Amended and Restated Pledge and Security Agreement was modified to include NITCO as a credit party to the agreement.

On May 1, 2019 we utilized total debt proceeds of $114.3 million from the revolving line of credit, term loan, and delayed draw loan to both refinance the existing revolving credit and floor plans and as a means to finance the NITCO acquisition purchase price.

Line of Credit and Floor Plan First Lien Lender

We have a revolving line of credit with our first lien holder with advances on the line being supported by eligible accounts receivable, parts, and otherwise unencumbered equipment inventories. The revolving line of credit has a maximum borrowing capacity of $110 million. As of December 31, 2019, we had an outstanding revolving line of credit balance of $72.7 million, excluding unamortized debt issuance costs. The line is collateralized by substantially all our assets.

We also have a floor plan financing facility with our first lien lender through syndication to finance new and used inventory and rental fleet equipment. This floor plan has a maximum borrowing capacity of $85 million. As of December 31, 2019, we had an outstanding balance on our first lien lender floor plan facility of $77.9 million, excluding unamortized debt issuance costs. The floor plan is collateralized by substantially all of our assets and matures December 2022.

Original Equipment Manufacturer (“OEM”) Captive Lenders and Suppliers’ Floor Plans

OEM captive lender and suppliers’ floor plans payable are financing arrangements for new and used inventory and rental equipment. We have such arrangements with several OEM captive lenders and suppliers each with borrowing capacities ranging from $10 million to $82.5 million. Certain floor plans provide for a five to twelve-month interest only or deferred payment period. In addition, these floor plan agreements provide for interest or principal free terms at the supplier’s discretion. We make payments in accordance with the original terms of the financing agreements. Primarily, we routinely sell equipment prior to the expiration of the interest only or deferred payment period. Shortly after a piece of equipment financed under a floor plan is sold, the OEM captive lender payable is paid.

Maximum borrowings under the floor plans and the revolving line of credit are limited to $330 million. The total amount outstanding, net of debt issuance costs, was $272.7 million as of December 31, 2019.

Notes Payable — Senior Lien Holder

On December 27, 2017, we entered into a note payable with a lender with an initial note commitment of $40 million including a delayed draw note commitment of an additional $20 million. On April 31, 2018 and July 31, 2018, we borrowed $3.5 million and $5 million, respectively, against the $20 million delayed draw. On May 1, 2019, we borrowed the remaining $11.5 million. The notes bear payment-in-kind (“PIK”) interest at 10% on any unpaid principal amount from the date of issue through repayment, with all PIK interest added to the outstanding principal. The balance at December 31, 2019 includes the initial note commitment of $40 million and delayed draws totaling $20 million, plus PIK interest of $11.2 million accrued from the initial funding date through the end of the year. The note is secured by a second priority lien on substantially all of our assets, including a pledge of equity interests, and matures on June 27, 2023.

Notes Payable — OEM Captive Lender

On May 9, 2014, the Company entered into a Master Note Agreement with an OEM captive lender. These notes are payable in monthly installments, with interest ranging from 3.29% to 4.99%. The notes are secured by the specific assets financed and mature at various dates through October 2024.

Cash Requirements Related to Operations

Our principal sources of liquidity have been from cash provided by operating activities and the sales of new, used and rental fleet equipment along with rentals of such equipment, proceeds from the issuance of debt, and borrowings available under our lines of credit and floor plans. Our principal uses of cash have been to fund operating activities and working capital (including new and used equipment inventories), purchases of rental fleet equipment and property and equipment, fund payments due under lines of credit and flooring plans payable, fund acquisitions, and meet debt service requirements. In the future, we may pursue additional strategic acquisitions and seek to open new start-up locations. We anticipate that the above described uses will be the principal demands on our cash in the future.

The amount of our future capital expenditures will depend on a number of factors including general economic conditions and growth prospects. Our gross rental fleet capital expenditures for the year ended December 31, 2019 was approximately $94.5 million, including $72.2 million of transfers from new and used inventory to rental fleet. In response to changing economic conditions, we have the flexibility to modify our capital expenditures, especially as it relates to rental fleet.

To service our debt, we will require a significant amount of cash. Our ability to pay interest and principal on our indebtedness (including the note payables with the first lien lender and OEM captive lenders and flooring plans payable), will depend upon our future operating performance and the availability of borrowings under the lines of credit and/or other debt and equity financing alternatives available to us, which will be affected by prevailing economic conditions and conditions in the global credit and capital markets, as well as financial, business and other factors, some of which are beyond our control. Based on our current level of operations and given the current state of the capital markets, we believe our cash flow from operations, available cash, and available borrowings under the lines of credit will be adequate to meet our future liquidity needs for the foreseeable future. As of December 31, 2019, we had $57.3 million of available borrowings under the revolving line of credit and floor plans.

We cannot provide absolute assurance that our future cash flow from operating activities will be sufficient to meet our long-term obligations and commitments. If we are unable to generate sufficient cash flow from operating activities in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations, or seeking to raise additional debt or equity capital. Given current economic and market conditions, including the significant disruptions in the global capital markets, we cannot assure investors that any of these actions could be affected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, our existing debt agreements, as well as any future debt agreements, contain or may contain restrictive covenants, which may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

Critical accounting policies

In the preparation of consolidated financial statements prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures. While we believe the estimates and judgments we use in preparing our consolidated financial statements are appropriate, they are subject to future events and uncertainties regarding their outcome and, therefore, actual results may materially differ from these estimates. We consider the following items in the consolidated financial statements to require significant estimation or judgment. See Note 2 to our consolidated financial statements for the year ended December 31, 2019 for a summary of our significant accounting policies.

Revenue Recognition

Revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the business expects to be entitled to in exchange for those goods or services. Control is transferred when the customer has the ability to direct the use of and obtain the benefits from the goods or services. The majority of our sales agreements contain performance obligations satisfied at a point in time when control is transferred to the customer. For agreements with multiple performance obligations, which are infrequent, judgment is required to determine whether performance obligations specified in these agreements are distinct and should be accounted for as separate revenue transactions for recognition purposes. In these types of agreements, we generally allocate sales price to each distinct performance obligation based on the observable selling price.

We enter into various equipment sale transactions with certain customers, whereby customers purchase equipment from us and then lease the equipment to a third party. In some cases, we provide a guarantee to repurchase the equipment back at the end of the lease term between the customer and third party lessee at a set residual amount set forth in the initial sales contract or pay the customer for the deficiency, if any, between the sale proceeds received for the equipment and the guaranteed minimum resale value. We are precluded from recognizing a sale of equipment if it guarantees to repurchase the sold equipment back or guarantees the resale value of the equipment to the customer for contracts determined to be operating leases. Rather, these transactions are accounted for in accordance with ASC 840, Lease Accounting (“Topic 840”).

We also enter into various rental agreements whereby owned equipment is rented to customers. Revenue from the majority of rental agreements is recognized over the term of the agreement in accordance with Topic 840. A rental contract includes rates for daily, weekly or monthly use, and rental revenues are earned on a daily basis as rental contracts remain outstanding. Because the rental contracts can extend across multiple reporting periods, the Company records unbilled rental revenues and deferred rental revenues at the end of each reporting period. Unbilled rental revenues are included as a component of “Accounts receivable” on the Consolidated Balance Sheets. Rental equipment is also purchased by customers outright (“rental conversions”). Rental revenue and revenue attributable to rental conversions, are recognized in “Rental revenue” and “Rental equipment sales” on the Consolidated Statements of Operations, respectively.

Lease liability, with respect to the aforementioned sale transactions, represents the net proceeds upon the equipment’s initial transfer. These amounts, excluding the guaranteed residual value, are recognized into rental revenue on a pro-rata basis over the leased contract period up to the first exercise date of the guarantee.

Periodic and ad-hoc maintenance service revenue is recognized upon completion of the service and the agreement of terms with the customer. Revenue from guaranteed maintenance contracts is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract, typically three to five years.

Payment terms vary by the type and location of the customer and the products or services offered. Generally, the time between when revenue is recognized, and payment is due is not significant. We do not evaluate whether the selling price includes a financing interest component for contracts that are less than a year, or if payment is expected to be received less than a year after the good or service has been provided. Sales and other taxes collected from customers and remitted to government authorities are accounted for on a net basis and, therefore, excluded from revenue. Shipping and handling costs are treated as fulfillment costs and are included in cost of revenue.

Useful lives of Rental Equipment and Property and Equipment

We depreciate rental equipment and property and equipment over their estimated useful lives. The useful life of rental equipment is determined based on our estimate of the period the asset will generate revenues. We periodically review the assumptions used in calculating rates of depreciation. We may be required to change these estimates based on changes in our industry or other changes in circumstances. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets. The amount of depreciation expense we record is highly dependent upon the estimated useful lives assigned to each category of equipment.

Generally, we assign the following useful lives to the below categories of Property and Equipment:

Estimated Useful Life
Transportation equipment	1 – 10 years
Machinery and equipment	2 – 20 years
Office equipment	3 – 10 years
Computer equipment	3 – 10 years
Leasehold improvements	2 – 15 years

Evaluation of Goodwill Impairment

Goodwill is tested for impairment annually or more frequently if an event or circumstance indicates that an impairment loss may have been incurred. Application of the goodwill impairment test requires judgment, including: the identification of reporting units; assignment of assets and liabilities to reporting units; assignment of goodwill to reporting units; determination of the fair value of each reporting unit; and an assumption as to the form of the transaction in which the reporting unit would be acquired by a market participant (either a taxable or nontaxable transaction).

We estimate the fair value of our reporting units (which are our reportable segments) using a market approach based on the enterprise value (market capitalization plus interest-bearing liabilities) and operating metrics (e.g., EBITDA) of companies engaged in the same or similar line of business. We believe this approach, which requires fewer subjective assumptions than alternative methods, yields the most appropriate evidence of fair value.

We review goodwill for impairment utilizing a one-step process in which we compare the fair value of each of our reporting units’ net assets to the respective carrying value of net assets. If the carrying value of a reporting unit’s net assets is less than its fair value, then we do not recognize an impairment. If the carrying amount of a reporting unit’s net assets is greater than its fair value, we recognize a goodwill impairment for the amount of the excess of the net assets over the fair value.

Financial Accounting Standards Board (“FASB”) guidance permits entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test.

In connection with our goodwill impairment tests that were conducted as of December 31, 2019 and 2018, we bypassed the qualitative assessment for each reporting unit and proceeded directly to the first step of the goodwill impairment test. We estimated the fair values of our reporting units based on financial information on companies that we deemed were comparable to our business. We made judgments the comparability of publicly traded companies engaged in similar businesses and based our judgments on factors such as size, growth rates, profitability, and risk.

We used EBITDA multiples based on either the last twelve months or for the next twelve months for each of our reporting units (depending upon the maturity of the reporting unit) to estimate fair value using a market approach. A decrease in our EBITDA could materially affect the determination of the fair value and could result in an impairment charge to reduce the carrying value of goodwill, which could be material to our financial position and results of operations.

Our goodwill impairment testing as of December 31, 2019 indicated that all of our reporting units had estimated fair values which exceeded their respective carrying amounts.

Our goodwill impairment testing as of December 31, 2018 indicated that all of our reporting units had estimated fair values which exceeded their respective carrying amounts

Off Balance Sheet Transactions

As of December 31, 2019, we did not have any “off-balance-sheet arrangements”, as defined in Item 303(a)(4)(ii) of Regulation S-K.